Exhibit 99.1

  News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2022 Financial Results

$1.40 GAAP EPS	14.7% RETURN ON COMMON EQUITY	$634 million PRE-TAX INCOME	$2.08 billion GAAP TOTAL NET REVENUE
$1.76 ADJUSTED EPS[1]	23.2% CORE ROTCE[1]	$780 million CORE PRE-TAX INCOME[1]	$2.22 billion ADJUSTED TOTAL NET REVENUE [1]

• Established leader in dealer financial services offering comprehensive suite of auto finance and insurance products
– Consumer auto originations of $13.3 billion, from 3.3 million decisioned applications | Highest quarterly originations since 2006
– 7.8% Estimated Retail Auto Originated Yield1 | 54 bps of retail net charge-offs, reflecting strength in credit and used values
– Insurance written premiums of $262 million | $5.8 billion investment management portfolio
• Leading, digital-first Ally Bank platform generating strong growth across consumer and commercial product suite
– Retail balances of $131.2 billion, down 4% quarter over quarter (QoQ) driven by elevated tax outflows; up 1% YoY
– Retail deposit customers of 2.5 million, up 6% year over year (YoY), grew for the 53rd consecutive quarter
– Ally Home® direct-to-consumer mortgage originations of $0.9 billion | Lower originations reflecting higher interest rate environment
– Ally Invest net customer assets of $13.5 billion, down 18% YoY due to market trends | 518K active accounts, up 5% YoY
– Ally Lending gross originations of $591 million, up 98% YoY | 382K active borrowers, up 78% YoY and 3.2K merchants, up 26% YoY
– Ally Credit Card balances of $1.2 billion, up 93% YoY2 | 908K active cardholders, up 58% YoY[2]
– Corporate Finance held-for-investment portfolio of $8.5 billion, up 38% YoY | Deep expertise, disciplined risk management
• Preliminary Stress Capital Buffer of 250 basis points based on CCAR 2022 results | Declined 100 bps versus CCAR 2020
• Announced 3Q 2022 common dividend of $0.30 per share | Completed $600 million of share repurchases in the second quarter

“Despite macro headwinds and market uncertainty, Ally delivered strong operational results again this quarter, including net financing revenues growing for the eighth consecutive quarter and net interest margin exceeding four percent for the first time in company history. Our teams remain focused on controlling what we can control – primarily taking care of our customers across all our businesses. Our scale and ability to adapt to changing conditions allowed Ally to generate the strongest quarter of retail auto originations in sixteen years while increasing expected risk-adjusted yields. Newer businesses like Ally Credit Card are steadily growing and helping offset more cyclical businesses, like Ally Home,” said Ally Chief Executive Officer Jeffrey Brown.

“We continue to closely monitor changes in the environment and remain nimble. The investments we’ve made in our underwriting and servicing operations, including adding teammates and enhancing technology, continues to give us confidence in our performance, despite the potential for recessionary conditions. Broadly speaking, we have fine-tuned our expense focus even further to ensure we remain well positioned. Recent CCAR results reaffirm our strong capital position and resilient balance sheet. We will continue to leverage our proven ability to lead, adapt and innovate, to ensure we deliver on our long-term strategic priorities and the thoughtful evolution of our company irrespective of the environment we face.”

Second Quarter 2022 Financial Results

				Increase / (Decrease) vs.

($ millions except per share data)	2Q 22	1Q 22	2Q 21	1Q 22	2Q 21

GAAP Net Income Attributable to Common Shareholders	$454	$627	$900	(28)%	(50)%

Core Net Income Attributable to Common Shareholders[1]	$570	$687	$868	(17)%	(34)%

GAAP Earning per Common Share	$1.40	$1.86	$2.41	(25)%	(42)%

Adjusted EPS[1]	$1.76	$2.03	$2.33	(14)%	(24)%

Return on GAAP Shareholder’s Equity	14.7%	18.0%	24.1%	(19)%	(39)%

Core ROTCE[1]	23.2%	23.6%	26.7%	(2)%	(13)%

GAAP Common Shareholder’s Equity per Share	$37.28	$39.99	$41.93	(7)%	(11)%

Adjusted Tangible Book Value per Share[1]	$32.16	$35.04	$38.83	(8)%	(17)%

GAAP Total Net Revenue	$2,076	$2,135	$2,085	(3)%	—%

Adjusted Total Net Revenue[1]	$2,222	$2,210	$2,145	1%	4%

Pre-Provision Net Revenue[1]	$938	$1,013	$1,010	(7)%	(7)%

Core Pre-Provision Net Revenue[1]	$1,084	$1,088	$1,070	—%	1%

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Pre-Provision Net Revenue (PPNR), Core Pre-Provision Net Revenue (Core PPNR), Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

2 The YoY variances shown were calculated using information provided by Fair Square relating to periods prior to the closing of our acquisition of Fair Square on December 1, 2021.

Discussion of First Quarter 2022 Results

Net income attributable to common shareholders was $454 million in the quarter, compared to $900 million in the second quarter of 2021, as higher net financing revenue was more than offset by higher provision for credit losses, lower other revenue and higher noninterest expenses.

Net financing revenue was $1.76 billion, up $217 million year over year, driven by continued strength in auto pricing and origination volumes, lower funding costs and the deployment of excess cash.

Other revenue decreased $226 million year over year to $312 million, largely due to a $136 million decrease in the fair value of equity securities in the quarter compared to a $19 million increase in the prior-year quarter. Adjusted other revenueA, excluding the change in fair value of equity securities, decreased $140 million year over year to $448 million due to corporate investment gains in the prior period which did not repeat.

Net interest margin (“NIM”) of 4.04%, including Core OIDB of 2 bps, increased 49 bps year over year. Excluding Core OIDB , NIM was 4.06%, up 49 bps year over year, primarily due to lower excess cash, lower funding costs, and larger contributions from Ally Lending and Ally Card, partially offset by normalizing lease yields.

Provision for credit losses increased $336 million year over year to $304 million, reflecting CECL reserve build attributable to robust retail auto origination volume compared to reserve release activity in the prior year.

Noninterest expense increased $63 million year over year due to the addition of credit card operations and continued investments in business growth, talent and technology.

AAdjusted other revenue is a non-GAAP financial measure. Adjusted for (i) repositioning items related to loss on extinguishment of debt associated with the redemption of TRUPs and (ii) change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

BRepresents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Second Quarter 2022 Financial Results

				Increase/(Decrease) vs.

($ millions except per share data)	2Q 22	1Q 22	2Q 21	1Q 22	2Q 21

Net Financing Revenue (excluding Core OID)[1]	$1,774	$1,703	$1,556	$71	$218

Core OID	(10)	(10)	(9)	—	(1)

(a) Net Financing Revenue	1,764	1,693	1,547	71	217

Adjusted Other Revenue[2]	448	508	588	(59)	(140)

Change in Fair Value of Equity Securities[2]	(136)	(66)	19	(71)	(156)

(b) Other Revenue	312	442	538	(130)	(226)

(c) Provision for Credit Losses	304	167	(32)	137	336

(d) Noninterest Expense	1,138	1,122	1,075	16	63

Pre-Tax Income (a+b-c-d)	$634	$846	$1,042	$(212)	$(408)

Income Tax Expense	152	191	143	(39)	9

Net Income from Discontinued Operations	—	—	1	—	(1)

Net Income	$482	$655	$900	$(173)	$(418)

Preferred Dividends	28	28	—	—	28

Net Income Attributable to Common Shareholders	$454	$627	$900	$(173)	$(446)

GAAP EPS (diluted)	$1.40	$1.86	$2.41	$(0.45)	$(1.01)

Core OID, Net of Tax	0.02	0.02	0.02	—	0.01

Change in Fair Value of Equity Securities, Net of Tax	0.33	0.15	(0.04)	0.18	0.37

Repositioning, Discontinued Ops, and Other, Net of Tax[4]	—	—	0.14	—	(0.14)

Significant Discrete Tax Items[5]	—	—	(0.21)	—	0.21

Adjusted EPS[6]	$1.76	$2.03	$2.33	$(0.27)	$(0.57)

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01, which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Adjusted for Day 1 activity from the Fair Square Financial acquisition.
(4)	Repositioning, net of tax in 2Q 2021 includes a $70 million charge related to loss on extinguishment of debt associated with the redemption of TRUPs.
(5)	Significant discrete tax items reflect $78 million release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2021.
(6)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.

($ millions)	2Q 22	1Q 22	2Q 21	1Q 22	2Q 21

Automotive Finance	$600	$725	$917	$(125)	$(317)

Insurance	(122)	13	87	(135)	(209)

Dealer Financial Services	$478	$738	$1,004	$(260)	$(526)

Corporate Finance	60	64	95	(4)	(35)

Mortgage Finance	6	11	—	(5)	6

Corporate and Other	90	33	(57)	57	147

Pre-Tax Income from Continuing Operations	$634	$846	$1,042	$(212)	$(408)

Core OID[1]	10	10	9	—	1

Change in Fair Value of Equity Securities[2]	136	66	(19)	71	156

Repositioning and Other[3]	—	—	70	—	(70)

Core Pre-Tax Income[4]	$780	$921	$1,102	$(141)	$(321)

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Repositioning, net of tax in 2Q 2021 includes a $70 million charge related to loss on extinguishment of debt associated with the redemption of TRUPs
(4)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other primarily related to the loss on extinguishment of debt associated with the redemption of TRUPs. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $600 million was down $317 million year over year, primarily due to higher provision expense to support origination volume and higher noninterest expense.

Net financing revenue of $1,301 million was $32 million lower year over year, driven by lower lease gains, partially offset by higher retail auto portfolio balances. Ally’s retail auto portfolio yield, excluding the impact of hedges, decreased 7 bps year over year to 6.85% due to elevated pre-payment activity, partially offset by higher originated yields.

Provision for credit losses was $228 million, increasing $251 million year over year, driven by reserve build to support strong retail originations and reserve release activity in the prior year period. The retail auto net charge-off rate was 0.54%, up 57 bps year over year.

Consumer auto originations increased to $13.3 billion from $12.9 billion in the prior-year period, which included $9.1 billion of used retail volume, or 69% of total originations, $3.3 billion of new retail volume, and $0.9 billion of leases. Estimated retail auto originated yieldC of 7.8% in the quarter was up 68 bps year over year.

End-of-period auto earning assets increased $7.1 billion year over year from $101.8 billion to $108.8 billion, due to an increase in both consumer and commercial auto earning assets. End-of-period consumer auto earning assets were up $6.2 billion year over year, driven by growth in retail loans. End-of-period commercial earning assets of $16.1 billion were $0.9 billion higher year over year.

Insurance

Pre-tax loss of $122 million compared to pre-tax income of $87 million in the prior year, primarily due to a $136 million decrease in the fair value of equity securitiesD in the quarter compared to a $20 million increase in the prior-year quarter. Core pre-tax incomeE decreased $53 million year over year to $14 million, due to lower equity investment gains and higher weather losses.

Written premiums were $262 million, down $39 million year over year, driven by lower vehicle sales and lower dealer inventory levels.

Total investment income, excluding a $136 million decrease in the fair value of equity securities during the quarterD, was $29 million, down $27 million year over year, as elevated realized gains in the prior year did not repeat.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $60 million in the quarter was $35 million lower year over year, as higher provision expense and a moderation of other revenue from elevated levels in the prior year period more than offset the impact of portfolio growth.

Net financing revenue was flat year over year at $77 million. Other revenue decreased $15 million year over year to $19 million due to elevated investment gains in the prior year.

Provision for credit losses was $8 million, increasing $21 million from the prior-year period due to higher reserves for specific exposures and a recovery recorded in the prior year period. Overall, the portfolio continues to reflect strong credit performance.

The held-for-investment loan portfolio increased 38% year over year from $6.2 billion to $8.5 billion.

Mortgage Finance

Pre-tax income of $6 million was up $6 million year over year, driven by higher net financing revenue offset by lower other revenue and higher noninterest expense.

Net financing revenue was up $33 million year over year to $56 million, reflecting growth in asset balances and normalizing prepayment activity. Other revenue decreased $18 million year over year to $4 million, primarily driven by lower gain on sale margins and elimination of origination fees. Noninterest expense increased $9 million as the business continues to scale.

Direct-to-consumer originations totaled $0.9 billion in the quarter, down 60% year over year given the contraction in the overall mortgage market.

Existing Ally Bank deposit customers accounted for 43% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was up 58% year over year. Additionally, Ally completed $600 million of share repurchases in the second quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s board of directors approved a $0.30 per share common dividend for the third quarter of 2022.

Ally’s Common Equity Tier 1 (CET1) capital ratio decreased from 10.0% to 9.6% quarter over quarter while risk weighed assets (RWA) increased from $149.0 billion to $152.2 billion, primarily driven by retail auto growth. The decline in CET1 was the result of aforementioned RWA growth, as well as share repurchase and dividend activity that offset strong net income generation.

Liquidity & Funding

Consolidated cash and cash equivalentsF totaled $3.7 billion at quarter-end, up from $3.6 billion at the end of the first quarter. Total liquidityG was $28.3 billion at quarter-end.

Deposits represented 85% of Ally’s funding portfolio at quarter-end.

Deposits

Retail deposits increased to $131.2 billion at quarter-end, up $1.9 billion year over year and down $4.8 billion quarter over quarter. Total deposits increased $1.3 billion year over year to $140.4 billion and Ally maintained industry-leading customer retention at 96%.

The average retail portfolio deposit rate was 0.71% for the quarter, up 2 bps year over year and up 12 bps quarter over quarter.

Ally’s retail deposit customer base grew 6% year over year, totaling 2.5 million customers at quarter-end. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 69% of new customers in the quarter. Approximately 9% of deposit customers maintained an Ally Invest or Ally Home relationship at quarter-end.

FCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

GTotal liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Note: In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Pre-Provision Net Revenue (Core PPNR) is a non-GAAP financial measure calculated by adjusting Core pre-tax income to add back provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core businesses ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income. See page 8 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1) In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2) In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations
New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Stellantis dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		2Q 22	1Q 22	2Q 21

GAAP Net Income Attributable to Common Shareholders		$454	$627	$900

Discontinued Operations, Net of Tax		—	—	(1)

Core OID		10	10	9

Repositioning and Other		—	—	70

Change in the Fair Value of Equity Securities		136	66	(19)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(31)	(16)	(13)

Significant Discrete Tax Items		—	—	(78)

Core Net Income Attributable to Common Shareholders	[a]	$570	$687	$868

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	324,027	337,812	373,029

Adjusted EPS	[a] ÷ [b]	$1.76	$2.03	$2.33

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 22	1Q 22	2Q 21

GAAP Net Income Attributable to Common Shareholders		$454	$627	$900

Discontinued Operations, Net of Tax		—	—	(1)

Core OID		10	10	9

Repositioning and Other		—	—	70

Change in Fair Value of Equity Securities		136	66	(19)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(31)	(16)	(13)

Significant Discrete Tax Items		—	—	(78)

Core Net Income Attributable to Common Shareholders	[a]	$570	$687	$868

Denominator (Average, $ millions)

GAAP Shareholder’s Equity		$14,699	$16,232	$16,078

Preferred Equity		(2,324)	(2,324)	(1,162)

GAAP Common Shareholder’s Equity		$12,375	13,908	$14,916

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(926)	(937)	(376)

Tangible Common Equity		$11,449	$12,971	$14,540

Core OID Balance		(868)	(878)	(985)

Net Deferred Tax Asset (DTA)		(758)	(437)	(571)

Normalized Common Equity	[b]	$9,822	$11,656	$12,984

Core Return on Tangible Common Equity	[a] ÷ [b]	23.2%	23.6%	26.7%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		2Q 22	1Q 22	2Q 21

GAAP Shareholder’s Equity		$13,984	$15,413	$17,530

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,660	$13,089	$15,206

Goodwill and Identifiable Intangible Assets, Net of DTLs		(920)	(932)	(374)

Tangible Common Equity		10,740	12,157	14,832

Tax-effected Core OID Balance (21% starting in 4Q17)		(682)	(690)	(752)

Adjusted Tangible Book Value	[a]	$10,058	$11,468	$14,081

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	312,781	327,306	362,639

Metric

GAAP Common Shareholder’s Equity per Share		$37.28	$39.99	$41.93

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(2.94)	(2.85)	(1.03)

Tangible Common Equity per Share		$34.34	$37.14	$40.90

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.18)	(2.11)	(2.07)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$32.16	$35.04	$38.83

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 22	1Q 22	2Q 21

GAAP Noninterest Expense		$1,138	$1,122	$1,075

Insurance Expense		(300)	(274)	(272)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$838	$848	$803

Denominator ($ millions)

Total Net Revenue		$2,076	$2,135	$2,085

Core OID		10	10	9

Repositioning Items		—	—	(70)

Insurance Revenue		(178)	(287)	(359)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,908	$1,858	$1,805

Adjusted Efficiency Ratio	[a] ÷ [b]	43.9%	45.6%	44.5%

Original Issue Discount Amortization Expense ($ millions)

		2Q 22	1Q 22	2Q 21

Core Original Issue Discount (Core OID) Amortization Expense		$10	$10	$9

Other OID		2	3	3

GAAP Original Issue Discount Amortization Expense		$13	$13	$12

Outstanding Original Issue Discount Balance ($ millions)

		2Q 22	1Q 22	2Q 21

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(863)	$(873)	$(952)

Other Outstanding OID Balance		(39)	(37)	(32)

GAAP Outstanding Original Issue Discount Balance		$(901)	$(911)	$(983)

$ in millions

Net Financing Revenue (ex. Core OID)			2Q 22	1Q 22	2Q 21

GAAP Net Financing Revenue	[w]		$1,764	$1,693	$1,547

Core OID			10	10	9

Net Financing Revenue (ex. Core OID)	[a]		$1,774	$1,703	$1,556

Adjusted Other Revenue			2Q 22	1Q 22	2Q 21

GAAP Other Revenue	[x]		$312	$442	$538

Accelerated OID & repositioning items			—	—	70

Change in Fair Value of Equity Securities			136	66	(19)

Adjusted Other Revenue	[b]		$448	$508	$588

Adjusted Total Net Revenue			2Q 22	1Q 22	2Q 21

Adjusted Total Net Revenue	[a]+[b]		$2,222	$2,210	$2,145

Adjusted Provision for Credit Losses			2Q 22	1Q 22	2Q 21

GAAP Provision for Credit Losses	[y	]	$304	$167	$(32)

Adjusted Provision for Credit Losses	[c]		$304	$167	$(32)

Adjusted NIE (ex. Repositioning)			2Q 22	1Q 22	2Q 21

GAAP Noninterest Expense	[z]		$1,138	$1,122	$1,075

Adjusted NIE (ex. Repositioning)	[d]		$1,138	$1,122	$1,075

Core Pre-Tax Income			2Q 22	1Q 22	2Q 21

Pre-Tax Income	[w]+[x]-[y]-[z]		$634	$846	$1,042

Core Pre-Tax Income	[a]+[b]-[c]-[d]		$780	$921	$1,102

Core Pre-Provision Net Revenue (Core PPNR)			2Q 22	1Q 22	2Q 21

Pre-Provision Net Revenue	[w]+[x]-[z]		$938	$1,013	$1,010

Core Pre-Provision Net Revenue	[a]+[b]-[d]		$1,084	$1,088	$1,070

Insurance Non-GAAP Walk to Core Pre-Tax Income

($ millions)		2Q 2022				2Q 2021

	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]
Insurance

Premiums, Service Revenue Earned and Other	$285	$—	$—	$285	$283	$—	$—	$283

Losses and Loss Adjustment Expenses	89	—	—	89	74	—	—	74

Acquisition and Underwriting Expenses	211	—	—	211	198	—	—	198

Investment Income and Other	(107)	—	136	29	76	—	(20)	56

Pre-Tax Income from Continuing Operations	$(122)	$—	$136	$14	$87	$—	$(20)	$67

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the second quarter 2022 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a digital financial services company committed to its promise to “Do It Right” for its consumer, commercial and corporate customers. Ally is composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a consumer credit card business, a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. Our brand conviction is that we are all better off with an ally, and our focus is on helping our customers achieve their strongest financial well-being, a notion personalized to what is important to them. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2021, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com